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Ultimate Sports Entertainment, Inc.

                       ULTIMATE SPORTS DISTRIBUTION AGREEMENT

This agreement (the "Agreement") is made and entered into as of November 30, 1999 between Ultimate Sports Entertainment, Inc. ("Ultimate Sports") and Comic Cavalcade ("Cavalcade").

1.   ORDER PROCESSING AND RELATED CHARGES.

      (a) There is a monthly guatantee of $2,000 that is the floor minimum charge. This is for Cavalcade having the staff on hand to handle the orders and our warehousing of your merchandise (in quantities of 2000 units at a time). This charge also covers all customer service costs for the month (order complaints and re-ships, phone call questions, address corrections) and there will not be any additional customer service costs for each month.

      (b) For each incoming order, Ultimate Sports will be charged a minimum of $2.25 per order. That charge will cover up to three (3) products in that order and costs associated with taking the call, processing the order, and shipping the order. Cavalcade will bill the consumer $3.95 per order for shipping and handling, all of which is kept by Cavalcade, that will be used to pay for the actual cost of postage, packaging, and bagging and boarding each product. Cavalcade will charge the consumer more for International shipping, but the full costs of that have not yet been determined. For each additional book in any given single order, above the first three, Ultimate Sports will be charged an additional $0.50. The consumer will be charged an additional $3.00 for shipping and handling if their order exceeds ten
          (10) products.

      (c) For any given "premium" book sold, Ultimate Sports will be charged $5.00 additional for special processing, tracking and handling. A "premium" book is defined as one that has a retail price of greater than $50.00 or is of significant replacement value cost or limited nature (such as 1 of 100 copies signed by a famous athlete). These "premium" books will be fully tracked via UPS or Federal Express and given special packaging to prevent damage. The consumer will also be charged an additional $3.95 for shipping and handling on these orders.

      (d) Orders will be fulfilled via USPS unless they contain a "premium" book. These orders will not be insured and certainly some will be lost or damaged in transit. It is understood that in the case of a lost or damaged order, Cavalcade will simply send a new one out with a minimum of questions asked. Ultimate Sports will be responsible for the cost of the merchandise in these cases, but will not be charged any additional processing charges from Cavalcade. These customer service charges are built into the monthly minimum. Orders of "premium" product will be sent fully tracked and insured. In the event of a loss, an insurance/damage claim will be submitted to the carrier that will cover the cost of the merchandise and processing the order again.

      (e) All orders and business by Cavalcade relating to this deal will be processed under the Ultimate Sports name. Phone calls will be answered with "Ultimate Sports" and all address labels will be marked with Ultimate Sports. The end consumer will have the complete illusion of dealing only with Ultimate Sports. Phones will be manned from 10 AM until 6 PM and the fax machine will be on all the time. Hours may be adjusted as traffic warrants.

      (f) Cavalcade reserves the right to adjust the shipping and handling charges as needed or in the event of price increases by the delivery agents.

2. FINANCIAL TRACKING. Cavalcade will set up an entirely separate bank account for all Ultimate Sports business through Cavalcade. All bank deposits as well as electronic credit card deposits will go into this account, and will be held in trust for Ultimate Sports. All charges related to financial transactions (bank charges, credit card processing charges, bounced checks, charge backs on credit cards) will be paid by, and


Initials: Ultimate Sports        Cavalcade

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ULTIMATE SPORTS ENT. DISTRIBUTION AGREEMENT

     deducted from, Ultimate Sports' funds in the account. Cavalcade will work on monthly cycles for reconciliation of charges and payments. Cavalcade will send Ultimate Sports an accounting of all expenses and charges along with a check to Ultimate Sports for its sales minus Cavalcade's expenses and charges. For the first few months, Ultimate Sports may actually be cuffing Cavalcade checks if sales are not sufficient to cover the floor minimum.

  3. SHIPPING TO STADIUMS. Cavalcade will handle shipping to stadiums from the commencement of this Agreement or Ultimate Sports can have Cavalcade handle that after it has full warehouse capabilities. Cavalcade will ship ground UPS to stadiums unless otherwise requested. Cavalcade will charge exact shipping cost (as billed to its UPS account) plus 20% to cover labor and new packaging required. All of these shipments will be fully insured and trackable.

  4. TIME TABLE. An 888 phone line and fax line are being installed at this time and will be operational on September 1, 1999. As of now, Cavalcade has an Internet connection and address (ultsports@net66.com) operational and will have a system in place to begin fulfillment by September 1, 1999.

  5. START UP COSTS. Cavalcade will need $1,000 in on-refundable start up costs upon acceptance of this deal. This will handle bringing in new phone lines, setting up bank accounts, credit card terminals, fax machines, of fice space, etc. Cavalcade will also ask for the last month of service guarantee paid in advance ($2,000) as well as September's guarantee of $2,000 on September 1, 1999.

  6. LENGTH OF DEAL. The Agreement is for a two-year deal, commencing September 1, 1999. Early termination can be done by Ultimate Sports with 30 days notice. Upon early termination by Ultimate Sports, Ultimate Sports shall pay Cavalcade a kill fee equal to $250 times the number of months remaining in the two-year term. Obviously, Cavalcade expects any problems or concerns to be worked through easily, but colossal issues should be resolved through binding arbitration conducted under the rules of the American Arbitration Association.



ULTIMATE SPORTS ENTERTAINMENT, INC.      COMIC CAVALCADE

By:  /s/Paul Fairchild                   By:  /s/William Christensen
   --------------------------               ---------------------------
Paul Fairchild, Publisher                William Christensen, President
2444 Wilshire Blvd. #414                 9 Triumph Dr.
Santa Monica, CA 90403                   Urbana, IL 61802
Phone: (310) 829-9590                    Phone: (217) 384-2211
Fax: (323) 939-7327                      Fax: (217) 384-2216


Initials: Ultimate Sports     Cavalcade